Exhibit 99.2
STARCITE, INC. AND SUBSIDIARIES
Consolidated Financial Statements
December 31, 2008 and 2007

STARCITE, INC. AND SUBSIDIARIES

Independent Auditors’ Report
The Board of Directors
StarCite, Inc.:
We have audited the accompanying consolidated balance sheets of StarCite, Inc. and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the two-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of StarCite, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.
/s/ KPMG LLP
Philadelphia, Pennsylvania
March 31, 2009

STARCITE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2008 and 2007
(Amounts in thousands, except share and per share data)

	2008	2007
Assets

Current assets:
Cash and cash equivalents	$2,873	330
Accounts receivable, net of allowance for doubtful accounts of $1,299 and $479	11,726	12,960
Prepaid expenses and other current assets	1,775	715
Deferred commissions	3,963	3,106

Total current assets	20,337	17,111

Property and equipment, net	5,012	4,770
Other assets	513	258
Restricted cash	8	116
Intangible assets, net	22,630	25,922
Goodwill	11,847	11,847

Total assets	$60,347	60,024

Liabilities and Stockholders’ Equity

Current liabilities:
Short-term borrowings	$3,689	3,493
Current portion of notes payable	4,898	1,093
Current portion of obligations under capital leases	4	141
Accounts payable	3,690	4,513
Accrued liabilities	6,777	7,947
Deferred revenue	19,395	15,396

Total current liabilities	38,453	32,583

Notes payable	—	4,694
Obligations under capital leases	—	—
Other long-term liabilities	988	235

Total liabilities	39,441	37,512

Stockholders’ equity:
Series A Convertible preferred stock, $0.001 par value: Authorized 20,000,000 shares; issued and outstanding 20,000,000 shares (liquidation value of $26,000)	23,888	23,888
Series A-1 Convertible preferred stock, $0.001 par value: Authorized 200,000 shares; issued and outstanding 200,000 (liquidation value of $10,000)	9,187	9,187
Series B preferred stock, $0.001 par value; Authorized 3,260,869 shares; issued and outstanding 3,260,869 shares (liquidation value of $15,000)	15,000	—
Common stock, $0.001 par value: Authorized 33,260,869 shares in 2008 and 30,000,000 shares in 2007; issued and outstanding 9,879 shares in 2008 and 2,709 shares in 2007	—	—
Additional paid-in capital	74,327	71,394
Accumulated other comprehensive income	92	132
Accumulated deficit	(101,588)	(82,089)

Total stockholders’ equity	20,906	22,512

Total liabilities and stockholders’ equity	$60,347	60,024

See accompanying notes to consolidated financial statements.

STARCITE, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Years ended December 31, 2008 and 2007
(Amounts in thousands)

	2008	2007

Net sales	$50,548	44,944

Costs and operating expenses:
Cost of sales	15,918	14,537
Selling and marketing	18,061	13,067
Research and development	10,802	13,158
General and administrative	17,098	13,787
Depreciation and amortization	5,076	4,499
Severance and restructuring	2,008	—

Total costs and operating expenses	68,963	59,048

Operating loss	(18,415)	(14,104)

Other income (expense):
Other expense:	(538)	(87)
Interest income	127	43
Interest expense	(620)	(517)

Total other expense, net	(1,031)	(561)

Net loss before income tax	(19,446)	(14,665)

Income tax expense	(53)	—

Net loss	$(19,499)	(14,665)

See accompanying notes to consolidated financial statements.

STARCITE, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity and Comprehensive Loss
Years ended December 31, 2008 and 2007
(Amounts in thousands, except share data)

									Accumulated
		Preferred stock						Additional	other
	Comprehensive	Series A, Series A-1		Series B Preferred Stock		Common stock		paid-in	comprehensive	Accumulated
	loss	Shares	Amount	Shares	Amount	Shares	Amount	capital	income (loss)	deficit	Total
Balance, January 1, 2007		20,200,000	33,075	—	—	—	—	68,544	(14)	(67,424)	34,181

Net loss	$(14,665)	—	—	—	—	—	—	—	—	(14,665)	(14,665)
Foreign currency translation	146	—	—	—	—	—	—	—	146	—	146

Comprehensive loss	$(14,519)			—	—

Exercise of stock options		—	—	—	—	1,192	—	2	—	—	2
Issuance of nonvested stock		—	—	—	—	1,517	—	1,731	—	—	1,731
Stock-based compensation		—	—	—	—	—	—	1,117	—	—	1,117

Balance, December 31, 2007		20,200,000	33,075	—	—	2,709	—	71,394	132	(82,089)	22,512

Net loss	$(19,499)	—	—	—	—	—	—	—	—	(19,499)	(19,499)

Foreign currency translation	(40)	—	—	—	—	—	—	—	(40)	—	(40)

Comprehensive loss	$(19,539)

Issuance of Series B Preferred Stock		—	—	3,260,869	15,000	—	—	—	—	—	15,000
Exercise of stock options		—	—	—	—	7,540	—	13	—	—	13
Issuance (cancellation) of nonvested stock		—	—	—	—	(370)	—	883	—	—	883
Stock-based compensation		—	—	—	—	—	—	2,037	—	—	2,037

Balance, December 31, 2008		20,200,000	$33,075	3,260,869	$15,000	9,879	$—	$74,327	$92	$(101,588)	$20,906

See accompanying notes to consolidated financial statements.

STARCITE, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2008 and 2007
(Amounts in thousands)

	2008	2007

Cash flows from operating activities:
Net loss	$(19,499)	(14,665)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	5,335	4,671
Imputed interest on note payable	66	115
Stock-based compensation	2,920	2,848
Changes in operating assets and liabilities (net of acquisitions):
Increase (decrease) in accounts receivable	1,123	(4,431)
(Decrease) increase in prepaid expenses and other assets	(2,302)	(2,611)
(Decrease) increase in accounts payable and accrued liabilities	(2,020)	2,429
Increase in deferred revenue	4,094	8,194
Increase (decrease) in other liabilities	766	43

Net cash (used in) provided by operating activities	(9,517)	(3,407)

Cash flows from investing activities:
Purchases of property and equipment	(2,514)	(4,255)
Cash paid for purchase of Travent assets	—	(1,244)
Decrease in restricted cash	177	294

Net cash (used in) provided by investing activities	(2,337)	(5,205)

Cash flows from financing activities:
Issuance of preferred stock	15,000	—
Net proceeds from short-term borrowings	390	3,493
Net proceeds from notes payable	—	1,530
Repayments of capital lease obligations	(137)	(482)
Repayments of short-term borrowings	(194)	—
Repayments of notes payable	(1,033)	(374)
Exercise of stock options	13	2

Net cash provided by (used in) financing activities	14,039	4,169

Effect of exchange rate changes on cash and cash equivalents	358	(16)

Net (decrease) increase in cash and cash equivalents	2,543	(4,459)

Cash and cash equivalents, beginning of year	330	4,789

Cash and cash equivalents, end of year	$2,873	330

See accompanying notes to consolidated financial statements.

STARCITE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Amounts in thousands, except share and per share data)
(1)	Background and Summary of Significant Accounting Policies
(a)	The Company, Liquidity, and Going Concern

StarCite, Inc. and its subsidiaries is an Internet business that delivers content and services for both professional and occasional meeting planners. StarCite, Inc. (StarCite) was incorporated in Delaware in 2006 in connection with the merger of StarCite, Inc. (the Predecessor or Legacy StarCite) and OnVantage, Inc. (OnVantage) (see note 2).

Legacy StarCite was the accounting acquirer in the transaction. Legacy StarCite was incorporated in Delaware and began operations in January 1999. Legacy StarCite for the period prior to the merger and StarCite for the period subsequent to the merger, together with their subsidiaries, are referred to herein as “the Company”.

The Company has incurred net losses and negative operating cash flows since its inception. As of December 31, 2008, the Company has an accumulated deficit of $101,588. The Company’s primary sources of liquidity have been through the issuance of preferred stock, borrowings from stockholders, and borrowings from banks.

During 2008 and 2007, the Company has continued to make investments in ongoing business development efforts in anticipation of future growth. The Company’s future results of operations involve significant risks and uncertainties. Factors that could affect the Company’s future operating results and cause actual results to vary materially from expectations include, but are not limited to risks from competition, new products, technological change, recent economic activity, and dependence on key personnel. In order to complete its future growth strategy, the Company is likely to require additional equity and/or debt financing. There is no assurance that additional equity and/or debt financing will be available to the Company as needed.

Based upon the Company’s cash balance, order backlog and availability under its February 2009 Credit Facility (see note 13) as of December 31, 2008, management of the Company estimates that liquidity during 2009 will be at or near the minimum amount necessary to operate its business. However, if anticipated revenue growth is not achieved, the Company may be required to further curtail or limit certain general and administrative, selling and marketing and research and development activities in order to reduce its cash outflows.

(b)	Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

(c)	Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash equivalents of $3,189 and $50 at December 31, 2008 and 2007, respectively, consists of investments in money market funds and overnight repurchase agreements.

(Continued)

STARCITE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Amounts in thousands, except share and per share data)
(d)	Allowance for Doubtful Accounts

The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on a specific review of aged accounts as well as historical write-off experience. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

(e)	Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are provided on the straight-line basis over the assets’ estimated useful lives or, if shorter, the lease terms for leasehold improvements. Gains and losses on sales and retirements of assets are reflected in the results of operations.

(f)	Intangible Assets

Intangible assets primarily consist of customer relationships and acquired technology. Amortization of intangible assets is provided on a straight-line basis over the assets’ estimated useful life.

(g)	Fair Value of Financial Instruments

Carrying amounts of financial instruments held by the Company, which include cash equivalents, accounts receivable, other current assets, accounts payable, accrued liabilities, and debt, approximate fair value due to the short-term nature of those instruments.

(h)	Long-Lived Assets

Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, addresses the accounting of and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. In accordance with SFAS No. 144, long-lived assets, such as property and equipment, and other intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, then an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

The Company did not record any impairment charges related to property and equipment or intangibles during the years ended December 31, 2008 and 2007, as its carrying amounts were not impaired.

(i)	Goodwill

Goodwill represents the excess of cost over fair value of net assets acquired through the Company’s acquisitions. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead are tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment in accordance with SFAS No. 144.

(Continued)

STARCITE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Amounts in thousands, except share and per share data)

SFAS No. 142 requires the Company to perform an assessment of whether there is an indication that goodwill is impaired. To accomplish this, the Company identifies its reporting units and determines the carrying value of each reporting unit by assigning the assets and liabilities, including existing goodwill and other intangible assets, to those reporting units. The Company then determines the fair value of each reporting unit and compares it to the carrying amount of the reporting unit. To the extent the carrying amount of a reporting unit exceeds the fair value of the reporting unit, the Company would be required to perform the second step of the impairment test, as this is an indication that the reporting unit goodwill may be impaired. The second step requires a comparison of the implied fair value of goodwill to the carrying amount of goodwill to determine if there is impairment.

In December 2008, the Company completed its annual goodwill impairment test in accordance with SFAS No. 142. The Company has one reporting unit. The Company determined that its fair value was greater than the carrying amount as of December 31, 2008 and 2007. Accordingly, there was no indication that goodwill was impaired.

(j)	Restricted Cash

The Company is required to maintain an escrow account for the benefit of its landlord. The cash and any related investment income may not be withdrawn until certain conditions are met as defined in the agreement. At December 31, 2008 and 2007, $108 and $177, respectively, were classified as prepaid expenses and other current assets, as these amounts are scheduled to be returned to the Company within twelve months of the respective balance sheet date.

(k)	Revenue Recognition

The Company recognizes revenue in accordance with Emerging Issues Task Force (EITF) No. 00-21, Revenue Arrangements with Multiple Deliverables.

The Company generates revenue primarily from fees from customers accessing its on-demand application service, transactions (prepaid or pay-as-you-go), professional services (site selection and software implementation), as well as advertising and marketing packages. Its customers are corporations that utilize its on-demand meeting management software and suppliers of meeting venues.

The Company’s corporate products are on-demand web-based solutions to manage and automate every element of corporate meetings and events. This includes planning, budgeting, sourcing of venues, electronic attendee management, expense reconciliations, and measurement reporting. The Company’s corporate solutions include StarCite Online Marketplace (SOM) and MeetingView (MV).

(Continued)

STARCITE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Amounts in thousands, except share and per share data)

Through SOM and MV, meeting planners have the ability to research venues and submit Requests for Proposals (RFP’s). Suppliers of meeting venues utilize MarketView, the Company’s gateway for hotels and other venues, or private label solutions to receive and respond to RFP’s submitted by the Company’s corporate clients through one of its on-demand web-based solutions. Suppliers of meeting venues are able to advertise their properties on the Company’s web-based solutions through StarCite’s marketing programs.

Customers pay a licensing fee for access to SOM and MV, which is recognized ratably over the license period, which is typically three years. In addition, many customers will prepurchase transactions associated with attendee registrations, which are also recognized over the relevant licensing period. Fees associated with implementation and outsourced meeting planning services, included in such agreements, are also recognized ratably over the licensing period. Hotel marketing packages, intended to reach corporate meeting planners, provide various levels of images and information concerning the property. The revenue from the packages is recognized ratably over the life of the contract, which is typically twelve months.

In addition, the Company earns commissions associated with the negotiation and contracting of hotel meeting space on behalf of corporate meeting planners. The commissions, which are paid by the hotels, are recognized at the time the meeting occurs as no significant performance obligations remain.

Deferred revenue represents advanced billings associated with customer agreements less revenue recognized related thereto. Such amounts are recognized as revenue when the related significant performance obligations have been satisfied.

(l)	Research and Development

Research and development costs are charged to expense as incurred.

(m)	Advertising Expense

Advertising costs are expensed as incurred.

(n)	Income Taxes

Income taxes are accounted for under the asset-and-liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and the tax effect of net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded against deferred tax assets if it is more likely than not that such assets will not be realized.

(Continued)

STARCITE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Amounts in thousands, except share and per share data)
(o)	Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash balances and trade receivables. The Company does not require collateral from its customers.

For the years ended December 31, 2008 and 2007, no single customer represented more than 10% of the Company’s net sales.

(p)	Stock-Based Compensation

The Company accounts for stock-based payments in accordance SFAS No. 123 (revised 2004), Share-Based Payment (SFAS No. 123R). SFAS No. 123R requires all stock-based payments, including grants of employee stock options and nonvested shares, to be recognized in the financial statements based on their fair values at date of grant. Under SFAS No. 123R, companies are required to measure the cost of services received in exchange for stock options and similar awards based on the grant-date fair value of the award and to recognize this cost in the income statement over the period during which an award recipient is required to provide service in exchange for the award.

The Company’s policy is to recognize compensation expense for awards granted on a straight-line basis over the requisite service period. The Company uses the Black-Scholes-Merton (Black Scholes) model to determine the grant date fair value of its stock-based awards. The Company estimates forfeitures at the date of grant based on historical experience and future expectations.

(q)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates. These estimates include evaluation of the Company’s goodwill, intangible assets, revenue recognition and commitments and contingencies. These estimates and assumptions are based on management’s best judgments. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. Management adjusts such estimates and assumptions when facts and circumstances dictate. Illiquid credit markets, volatile equity markets and reductions in information technology spending have combined to increase the uncertainty inherent in such estimates and assumptions. It is reasonably possible that the Company’s accounting estimates with respect to the useful life of intangible assets and the ultimate recoverability of goodwill and intangible assets could change in the near term and that the effect of such changes on the financial statements could be material. The Company believes the recorded amount of goodwill and intangible assets is not impaired at December 31, 2008.

(r)	Supplemental Cash Flow Information

For the years ended December 31, 2008 and 2007, the Company paid interest of $310 and $147, respectively. The Company paid $67 and $50 of income taxes during the years ended December 31, 2008 and 2007, respectively.

(Continued)

STARCITE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Amounts in thousands, except share and per share data)
(s)	Deferred Commissions

The Company capitalizes commission costs that are incremental and directly related to the acquisition of customer contracts. Commission costs are accrued and capitalized upon execution of the sales contract by the customer. Payments to sales personnel are made shortly after the receipt of the related customer payment. Deferred commissions are amortized over the term of the related customer contract and are recoverable through the related future revenue streams.

(t)	Recent Accounting Pronouncements

In November 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 141R, Business Combinations, which continues to require that all business combinations be accounted for by applying the acquisition method. Under the acquisition method, the acquirer recognizes and measures the identifiable assets acquired, the liabilities assumed, and any contingent consideration and contractual contingencies as a whole at their fair value as of the acquisition date. Under SFAS No. 141R, all transaction costs are expensed as incurred. The guidance in SFAS No. 141R will be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning after December 15, 2008. The Company does not expect the adoption of SFAS No. 141R to have a material impact on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities Including an amendment of FASB Statement No 115. This standard permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This standard also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. This statement does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value, nor does it eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in FASB Statements No. 157, Fair Value Measurements, and No. 107, Disclosures about Fair Value of Financial Instruments. The Company does not anticipate a material effect on its financial statements as a result of the measurement provisions of SFAS No. 159.

(Continued)

STARCITE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Amounts in thousands, except share and per share data)

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. The standard provides guidance for using fair value to measure assets and liabilities. The standard also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. SFAS No. 157 does not expand the use of fair value in any new circumstances. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, except for certain nonfinancial assets and liabilities for which the effective date has been deferred until periods beginning after November 15, 2008. The Company does not anticipate a material effect on its financial statements as a result of the measurement provisions of SFAS No. 157.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertain Tax Positions (FIN 48). FIN 48 provides guidance for the recognition and measurement of uncertain tax positions in an enterprise’s financial statements. Recognition involves a determination of whether it is more likely than not that a tax position will be sustained upon examination with the presumption that the tax position will be examined by the appropriate taxing authority that would have full knowledge of all relevant information. FASB Staff Position FIN 48-2, Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises, defers the effective date of FIN 48 for nonpublic enterprises to the annual financial statements for fiscal years beginning after December 15, 2008, which for the Company will be the year beginning January 1, 2009. The Company does not anticipate a material effect on its financial statements as a result of the adoption of FIN 48.

(2)	Merger

On December 29, 2006, the Company and OnVantage effected the terms of the Agreement and Plan of Reorganization (Reorganization Agreement). Subject to the terms of the Reorganization Agreement and in accordance with applicable provisions of the laws of the state of Delaware, the Company and OnVantage, through a series of steps, consolidated their operations into a Surviving Corporation (the Reorganization).

Under the Reorganization Agreement, all common and preferred stock of the Company and OnVantage issued and outstanding immediately prior to the effective date of the Reorganization Agreement were converted into the right to receive an aggregate of 20,000,000 shares of Series A preferred stock and 200,000 shares of Series A-1 preferred stock of the Surviving Corporation, subject to adjustment pursuant to the terms of the Reorganization Agreement.

(Continued)

STARCITE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Amounts in thousands, except share and per share data)

The Reorganization was accounted for as an acquisition of OnVantage using the purchase method of accounting. The purchase price consisted of the estimated fair value of the shares granted to the former shareholders of OnVantage valued at $33,075 plus $884 of transaction costs. Accordingly, tangible and intangible assets acquired and liabilities assumed were recorded at their estimated fair values at the date of acquisition. The results of operations of OnVantage have been included in the accompanying consolidated statement of operations from the date of acquisition. The purchase price was allocated as follows:

Cash and cash equivalents	$3,301
Accounts receivable	3,593
Other current and noncurrent assets	345
Acquired technology	2,340
Tradenames	230
Customer relationships	23,601
Property and equipment	1,059
Goodwill	8,350
Accounts payable and accrued liabilities	(5,552)
Deferred revenue	(2,661)
Other long-term liabilities	(647)

$33,959

Acquired technology and tradenames are being amortized over their estimated useful lives of 2 to 5 years. Customer relationships are being amortized over their estimated useful lives of 8 to 15 years. See Note 4.
(Continued)

STARCITE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Amounts in thousands, except share and per share data)
(3)	Property and Equipment

Property and equipment consist of the following at December 31, 2008 and 2007:

	Estimated	December 31,
	useful life	2008	2007

Computer equipment and software	3 years	$8,426	6,787
Furniture and fixtures	7 years	899	719
Leasehold improvements	8–9 years	1,356	611

		10,681	8,117

Less accumulated depreciation and amortization		(5,669)	(3,347)

		$5,012	4,770

Depreciation and amortization expense amounted to $2,365 and $1,303 for the years ended December 31, 2008 and 2007, respectively.

(4)	Intangible Assets and Goodwill
(a)	Intangible Assets

Intangible assets consist of the following at December 31, 2008 and 2007:

	Weighted
	Average
	Amortization	December 31,
	Period	2008	2007

Acquired technology	4.6 years	$8,490	8,490
Customer relationships	12.8 years	28,575	28,913
Covenant not to compete	5 years	210	210
Domain names/trademarks	4.2 years	430	430

		37,705	38,043

Less accumulated amortization		(15,075)	(12,121)

		$22,630	25,922

(Continued)

STARCITE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Amounts in thousands, except share and per share data)
Amortization expense for intangible assets amounted to $2,711 and $3,195 for the years ended December 31, 2008 and 2007, respectively.

On May 14, 2007, the Company entered into an Asset Purchase Agreement with Travent Limited (Travent), a company incorporated in the United Kingdom, primarily to acquire Travent’s customers. The Company paid $1,244 for Travent, which was allocated to customer relationships and is being amortized over their useful lives.

The Company entered into an Asset Purchase Agreement (Purchase Agreement) and Strategic Distribution and License Agreement (Service Agreement) with Maritz Travel Company (Maritz) on December 15, 2006 (together, the Maritz Agreements). As part of the Maritz Agreements, StarCite acquired certain developed technology for $1,297. Maritz entered into a five-year Service Agreement with the Company during which Maritz will utilize the Company’s spend and attendee management applications with a minimum commitment of $3,600. Since the Maritz Agreements were negotiated as one transaction, they were accounted for as a multiple-element agreement. Accordingly, the amortization of the technology cost is being amortized as a reduction of revenue over the life of the Service Agreement, which totaled $259 and $173 for the years ended December 31, 2008 and 2007, respectively.

Amortization of intangible assets is estimated to be as follows:

Year ending December 31:
2009	$2,637
2010	2,381
2011	2,316
2012	1,947
2013	1,861
Thereafter	11,488

$22,630

(b)	Goodwill

Goodwill was $11,847 as of December 31, 2008 and 2007. There were no changes to goodwill during the years ended December 31, 2008 or 2007.
(Continued)

STARCITE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Amounts in thousands, except share and per share data)
(5)	Accrued Liabilities

Accrued liabilities consist of the following at December 31, 2008 and 2007:

	December 31,
	2008	2007

Accrued compensation and benefits	$2,425	4,809
Severance and restructuring	1,204	—
Consulting and outside services	323	1,034
Client payable	367	437
Professional fees	624	366
Partnership commissions	709	343
Accrued other	1,125	958

	$6,777	7,947

During the year ended December 31, 2008, the Company, in order to better align its cost structure with its current revenue streams and current economic environment, approved and implemented a Repositioning Program (the Program) that included a reduction in force and consolidation of offices. Through this Program, the Company reduced its worldwide workforce by approximately 18% and closed its office in Twinsburg, Ohio. The Company recorded severance costs of approximately $1,916 during the year ended December 31, 2008. As a result of closing its Twinsburg, Ohio office prior to the expiration of its lease, the Company recorded an early termination charge of $92 which will be paid to the landlord in 2009. At December 31, 2008, the Company had the following accrual related to this Program:

	December 31,	2008	2008	December 31,
	2007	Expense	Payments	2008

Severance and benefits	$—	1,916	(804)	1,112
Lease termination	—	92	—	92

	$—	2,008	(804)	1,204

(6)	Short-Term Borrowings

On June 20, 2007, the Company amended and renewed its line-of-credit facility (the Line) with Comerica Bank. The Line was a one-year revolving credit facility providing available credit of up to $3,500. Cash advances bore interest at a rate of 0.50% above the prime lending rate. Monthly payments were interest-only. The Line subjected the Company to various financial and reporting covenants, including the maintenance of certain financial ratios and covenants, such as maintaining certain cash levels. The outstanding balance on the Line at December 31, 2007 was $3,493, excluding a stand-by letter of credit in the amount of $7.

On July 11, 2008, the Company entered into a second amendment and renewed the Line. The renewed facility provided available credit up to $4,000, revised the financial and reporting covenants and expired on September 18, 2008. At September 18, 2008, the Company was unable to amend and renew the Line. As of December 31, 2008, the Company was not in compliance with the financial ratios required by the Line. The outstanding balance against the Line at December 31, 2008 was $3,493, excluding a stand-by letter of credit in the amount of $235. As of December 31, 2008 and 2007, the Line is classified as a short-term borrowing on the accompanying consolidated balance sheet. Interest expense on short-term borrowings was $203 and $126 for the years ended December 31, 2008 and 2007, respectively.

(Continued)

STARCITE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Amounts in thousands, except share and per share data)

As discussed in Note 13, on February 3, 2009, the Company entered into a term loan and revolving credit facility with Horizon Technology Finance and Silicon Valley Bank, respectively. As a result, the Line was repaid in full.

During 2008, the Company incurred additional short-term borrowings of $390 to finance various aspects of its operations. As of December 31, 2008, the outstanding balance on short-term borrowings was $196, which is due in monthly installments through 2009.

(7)	Notes Payable

Notes payable consists of the following at December 31, 2008 and 2007:

	December 31,
	2008	2007

Equipment Line	$885	1,415
Note payable to stockholder (Technology purchase — see Note 4)	541	1,038
Note payable to stockholder	3,472	3,334

	4,898	5,787

Less current portion	(4,898)	(1,093)

Long-term notes payable	$—	4,694

On June 20, 2007, the Company entered into a credit facility that provided available credit up to $2,500 for the financing of capital equipment purchases (Equipment Line). The terms of the Equipment Line provided for advances from June 20, 2007 to March 20, 2008. During this period, advances bore interest at a rate of 1.00% above the prime lending rate and monthly payments were interest-only. Any advances outstanding at March 20, 2008 were payable in twenty-four equal installments of principal, plus accrued interest, which began on April 1, 2008. At December 31, 2008 and 2007, the outstanding balance against the Equipment Line was $885 and $1,415, of which $885 and $530, respectively, are classified as current portion of notes payable. Interest expense on the Equipment line was $75 and $54 for the years ended December 31, 2008 and 2007, respectively. As discussed in Note 13, on February 3, 2009, the Company entered into a term loan and revolving credit facility with Horizon Technology Finance and Silicon Valley Bank, respectively. As a result, the Equipment Line was repaid in full.

On December 15, 2006, the Company entered into an Asset Purchase Agreement to acquire certain developed technology (note 4) from a stockholder who holds less than 1% interest in the Company. The purchase price was $1,500 payable over three years. The payments are non-interest bearing and, accordingly, the note was recorded net of discount of $203. During the year ended December 31, 2008 and 2007, the Company recorded imputed interest expense of $66 and $115, respectively. Included in current portion of notes payable is $541 and $563 at December 31, 2008 and 2007, respectively. Included in long-term notes payable is $475 at December 31, 2007. The Company made payments of $563 and $374 during the years ended December 31, 2008 and 2007, respectively. The final payment is due in November 2009.

(Continued)

STARCITE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Amounts in thousands, except share and per share data)

The Company has a note payable to a stockholder of the Company, who holds less than 1% interest in the Company. The note payable bears interest at 6% per year, and the principal and accrued interest are due in August 2009. There are no covenants connected with this note payable. The Company incurred $138 of interest expense related to this note payable in each of the years ended December 31, 2008 and 2007. The balance at December 31, 2008 and 2007 consisted of the following:

	December 31,
	2008	2007

Note payable to stockholder	$2,304	2,304
Accrued interest	1,168	1,030

	$3,472	3,334

On February 3, 2009, one of the Company’s stockholders, entered into certain arrangements under which this stockholder has guaranteed this note payable. Under these arrangements, this stockholder placed approximately $3,600 into a bank account that will be used to repay this debt when it matures or otherwise becomes due and payable.

(8)	Income Taxes

At December 31, 2008 and 2007, the Company had federal net operating loss carryforwards of approximately $147,558 and $136,066, respectively, which begin to expire in 2017. At December 31, 2008 and 2007, the Company had net operating loss carryforwards for state tax purposes of approximately $79,950 and $69,523, respectively, which begin to expire in 2010. At December 31, 2008 and 2007, the Company had foreign net operating loss carryforwards of approximately $994 and $1,534, respectively.

OnVantage had net operating loss carryforwards for federal and state income tax purposes of approximately $138,349 at the date of acquisition, which have been fully reserved. Under current tax laws, if the Company is acquired by or merges with another company, the net operating losses of the Company (including those of OnVantage) may be substantially reduced or eliminated. Under the Tax Reform Act of 1986, the utilization of a corporation’s net operating loss carryforwards is limited following a change in ownership of greater than 50% within a three-year period. Due to the Company’s prior equity transactions, the Company’s net operating loss carryforwards may be subject to an annual limitation generally determined by multiplying the market value of the Company on the date of the ownership change by the federal long-term tax-exempt rate. Any amount exceeding the annual limitation may be carried forward to future years for the balance of the net operating loss carryforward period.

(Continued)

STARCITE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Amounts in thousands, except share and per share data)
The components of deferred tax assets and liabilities were as follows:

	December 31,
	2008	2007

Allowance for doubtful accounts	$518	191
Bonus accruals	46	—
Deferred revenue	7,734	6,139
Deferred rent	192	94
Long-lived assets	2,322	2,136
Other	1,301	607
Net operating loss carryforward	56,539	52,085
Tax credits	1,729	1,729

Net deferred income tax assets	70,381	62,981

Less valuation allowance	(70,320)	(62,772)

Total assets	61	209

Long-lived assets	(61)	(102)
Other	—	(107)

Total liabilities	(61)	(209)

Deferred tax asset, net	$—	—

Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the carrying amounts used for income tax purposes. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Due to the uncertainty of the Company’s ability to realize the benefit of the deferred tax asset, the deferred tax assets are fully offset by a valuation allowance at December 31, 2008 and 2007.

The change in the valuation allowance for the years ended December 31, 2008 and 2007 was $7,548 and $5,759, respectively.

The following summarizes the Company’s current income tax expense for the years ended December 31, 2008 and 2007:

	For the years ended December 31,
	2008	2007

Current:
Federal	$—	—
Foreign	53	—
State	—	—

Total Current	$53	—

(Continued)

STARCITE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Amounts in thousands, except share and per share data)
There was no deferred income tax expense for the years ended December 31, 2008 and 2007.

A reconciliation between the provision (benefit) for income taxes, computed by applying the statutory federal income tax rate of 35% to income before income taxes, and the actual provision for income taxes follows:

	For the years ended December 31,
	2008	2007
Federal income tax provision at statutory tax rate	35.00%	35.00%
Change in valuation allowance	(34.01)%	(32.60)%
Non-deductible expenses	(1.69)%	(2.43)%
Foreign rate difference	0.43%	0.03%

Annual income tax provision effective tax rate	(0.27)%	—%

(9)	Commitments and Contingencies
(a)	Lease Commitments

The Company rents certain office space under noncancelable operating leases which expire between 2010 and 2013. The total amount of all payments due under this lease is being charged to expense on the straight-line method over the term of the lease. Additionally, the Company has recorded deferred rent to reflect the excess rent expense over actual cash payments since the inception of the lease. Rent expense under this lease amounted to $1,795 and $1,620 for the years ended December 31, 2008 and 2007 respectively.

Future minimum lease payments for each of the following five years are as follows:

Year ending December 31:
2009	$1,475
2010	1,003
2011	721
2012	660
2013	681

$4,540

(Continued)

STARCITE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Amounts in thousands, except share and per share data)
(b)	Litigation

The Company is party to certain legal actions arising in the ordinary course of business. While it is not possible to determine with certainty the outcome of these matters, in the opinion of management the eventual resolution of these claims and actions outstanding will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or liquidity.

(c)	Guarantees

FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements 5, 57 and 107 and Rescission of FASB Interpretation No. 34, clarifies the requirements of SFAS No. 5, Accounting for Contingencies, relating to the guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees.

Under the indemnification of the Company’s standard product license agreement, the Company guarantees to defend and indemnify the licensee against any proceeding based upon any failure to satisfy the warranty set forth in the contract associated with license infringements on any patent, copyright, trade secret, or other intellectual property right on products licensed to its customers. As of December 31, 2008, the Company does not expect to incur any infringement liability as a result of the customer indemnification clauses.

(Continued)

STARCITE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Amounts in thousands, except share and per share data)
(d)	Stockholder Agreements

All stockholders have entered into stockholder agreements that define and provide for, among other things, the purchase, sale, and transfer of shares in accordance with agreements.

(e)	401(k) Plan

The Company sponsors a 401(k) defined contribution plan, which is available for participation to all eligible employees. Company contributions to the plan are subject to the discretion of the board of directors. Company contributions are allocated to the participants’ accounts based on the percentage of each participant’s contributions to the plan during the given year to the total of all participant contributions. The Company made discretionary contributions of $285 and $346 for the years ended December 31, 2008 and 2007, respectively.

(f)	Severance Arrangements

The Company has severance arrangements with certain key employees that provide for severance payments and other benefits upon termination and/or change of control. Such arrangements were entered into outside of the Company’s 2008 Repositioning Program (see Note 5).

(10)	Capital Lease Obligations

The Company has several capital lease agreements, which originally totaled $1,668. The interest rates range from 15.2% to 15.7% per year, and the leases are collateralized by equipment. The minimum lease payments under these leases as of December 31, 2008 are $4, which is due in 2009.

(11)	Preferred Stock

As of December 31, 2008 and 2007, the Company is authorized to issue 20,000,000 shares of Series A convertible preferred stock (Series A Preferred Stock), $0.001 par value; 200,000 shares of Series A-1 convertible preferred stock (Series A-1 Preferred Stock), $0.001 par value; and 3,260,869 shares of Series B convertible preferred stock (Series B Preferred Stock).

(a)	Series A and A-1 Preferred Stock

Conversion

Each share of Series A Preferred Stock and any dividends accrued but unpaid are convertible at the option of the holder into shares of the Company’s common stock. The number of shares of common stock is determined by dividing the original issue price of the preferred stock, which was $1.30 per share, by the applicable Conversion Price (Conversion Price). The initial Conversion Price for the Series A Preferred Stock is the original issue price for the Series A Preferred Stock.

(Continued)

STARCITE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Amounts in thousands, except share and per share data)

The Conversion Price of the Series A Preferred Stock shall be subject to adjustment when a Common Stock Event (as defined) occurs. Upon the occurrence of a Common Stock Event, the Conversion Price of the Series A Preferred Stock shall be adjusted by multiplying the Conversion Price of the Series A Preferred Stock in effect immediately prior to the Common Stock Event by a fraction of which the numerator shall be the number of shares of common stock issued and outstanding immediately prior to the Common Stock Event and the denominator shall be the number of shares of common stock issued and outstanding immediately after such Common Stock Event. Following each adjustment of the Conversion Price, such adjusted Conversion Price shall remain in effect until a subsequent Common Stock Event occurs. A Common Stock Event is defined as (i) the issue by the Company of additional shares of common stock as a dividend or other distribution; (ii) a stock split; or (iii) a reverse stock split.

Each share of Series A-1 Preferred Stock shall automatically be converted into common stock immediately prior to the closing of a public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of common stock of the Company in which the aggregate public offering price equals or exceeds $25,000 and the offering price per share of common stock equals or exceeds $13.50 (Qualified IPO).

Each share of Series A Preferred Stock shall automatically be converted into common stock (i) immediately prior to the closing of a Qualified IPO or (ii) upon the Company’s receipt of the written consent of the holders of not less than two-thirds of the then outstanding shares of Series A Preferred Stock to the conversion of all outstanding Series A Preferred Stock to common stock.

Dividends

The holders of the Series A Preferred Stock are entitled to receive dividends at the rate of $0.10 per share per year. These dividends are paid only when declared by the board of directors and are noncumulative. The payment of dividends to the holders of Series A Preferred Stock is in preference to all other classes of stock. For the years ended December 31, 2008 and 2007, no dividends were declared by the board of directors.

The holders of the Series A-1 Preferred Stock are not entitled to receive any dividends.

Voting

Each share of Series A Preferred Stock shall be entitled to vote on all matters on which the holders of common stock are entitled to vote. The number of votes allocated for each share of preferred stock is determined by the number of shares of common stock into which such share of preferred stock could be converted into common stock.

The Series A-1 Preferred Stock is a nonvoting stock.
(Continued)

STARCITE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Amounts in thousands, except share and per share data)
Liquidation Preference

In the event of any liquidation, the holders of the Series A-1 Preferred Stock shall be entitled to receive prior to all other classes of stock an amount equal to $50.00 per share. The holders of the Series A Preferred Stock shall be entitled to receive after amounts set aside for the holders of the Series A-1 Preferred Stock an amount equal to $1.30 per share, plus all declared but unpaid dividends. As of December 31, 2008 and 2007, the liquidation value of the Series A-1 Preferred Stock is $10,000. As of December 31, 2008 and 2007, the liquidation value of the Series A Preferred Stock is $26,000.

A merger or consolidation of the Company that results in the Company’s stockholders immediately prior to the transaction not holding at least 50% of the voting power of the surviving entity shall be deemed a liquidation event.

(b)	Series B Preferred Stock

In 2008, the Company authorized and issued 3,260,869 shares of Series B Preferred Stock, $0.001 par value, at $4.60 per share for cash proceeds of $15,000.

Following the issuance of the Series B Preferred Stock, significant terms of the convertible preferred stock were amended as follows.

Conversion

Each share of Series A and Series B Preferred Stock shall be convertible, at the option of the holder at any time after the date of issuance into shares of the Company’s common stock. The number of shares of common stock is determined by dividing the original issue price of the preferred stock, which was $1.30 and $4.60, respectively, by the applicable Conversion Price (Conversion Price). The initial Conversion Price for the Series A and Series B Preferred Stock is the original issue price for the Series A and Series B Preferred Stock, respectively.

Each share of Series A-1 Preferred Stock shall automatically be converted into common stock immediately prior to the closing of a public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of common stock of the Company in which the aggregate public offering price equals or exceeds $50,000, and the offering price per share of common stock equals or exceeds $23.00 (Qualified IPO).

Each share of Series A and Series B Preferred Stock shall automatically be converted into common stock (i) immediately prior to the closing of a Qualified IPO or (ii) upon the Company’s receipt of the written consent of the holders of not less than two-thirds of the then outstanding shares of Series A and Series B Preferred Stock to the conversion of all outstanding Series A and Series B Preferred Stock to common stock.

(Continued)

STARCITE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Amounts in thousands, except share and per share data)
Dividends

The holders of Series B Preferred Stock are entitled to receive dividends at the rate of $0.3538 per share, per year, prior to and in preference to any declaration or payment of any dividend on the Series A Preferred Stock and common stock. The holders of the Series A Preferred Stock are entitled to receive dividends at the rate of $0.10 per share, per year, prior to and in preference to any declaration or payment of any dividend on the common stock. These dividends are paid only when declared by the board of directors and are noncumulative. For the years ended December 31, 2008 and 2007, no dividends were declared by the board of directors.

The holders of Series A-1 Preferred Stock are not entitled to receive of any dividends.

Voting

Each share of Series A and Series B Preferred Stock shall be entitled to vote on all matters on which the holders of common stock are entitled to vote. The number of votes allocated for each share of Series A and Series B Preferred Stock is determined by the number of shares of common stock into which such share of preferred stock could be converted into common stock.

The Series A-1 Preferred Stock is a nonvoting stock.

Liquidation Preference

In the event of any liquidation, the holders of the Series B Preferred Stock shall be entitled to receive prior to all other classes of stock an amount equal to $4.60 per share, plus any and all accrued but unpaid dividends. The holders of the Series A-1 Preferred Stock shall be entitled to receive prior to any distribution to the holders of Series A and common stock, an amount equal to $50.00 per share. The holders of the Series A Preferred Stock shall be entitled to receive prior to any distribution to the holders of common stock, an amount equal to $1.30 per share, plus any and all accrued but unpaid dividends. As of December 31, 2008, the liquidation value of the Series B Preferred Stock is $15,000.

(12)	Stock-Based Compensation

The Company’s 2006 Stock Option Plan (the 2006 Plan) authorizes up to 6,000,000 common shares, which can be granted as incentive stock options, nonqualified stock options or nonvested stock awards. Option grants under this plan generally expire 10 years from the date of grant, 90 days after termination, or one year after the date of death or termination due to disability. Stock options generally vest over a period of four years, with options becoming exercisable in equal installments over the vesting period. As a result of the Reorganization, the 2006 Plan replaced the Company’s 1999 Equity Compensation Plan (the 1999 Plan). As of December 31, 2008, 1,460,613 common shares were available for grant under the 2006 Plan.

Under the provisions of SFAS No. 123R, the Company recorded $2,037 and $1,117 of stock compensation related to stock option awards in the Company’s consolidated statements of operations for the years ended December 31, 2008 and 2007, respectively.

(Continued)

STARCITE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Amounts in thousands, except share and per share data)

The estimated fair value of options granted was calculated using a Black Scholes option pricing model. The Black Scholes model incorporates assumptions to value stock-based awards. The Company uses historical data on exercise timing to determine the expected life assumption. The risk-free rate of interest for periods within the contractual life of the option is based on U.S. Government Securities Treasury Constant Maturities over the expected term of the equity instrument. The Company’s common stock is not publicly traded; therefore, expected volatility is based on the historical volatilities of selected companies whose services are comparable to that of the Company. The table below outlines the weighted average assumptions for these grants:

	Year ended December 31
	2008	2007

Weighted average expected volatility	58.5%	57.7%
Expected term (years)	6.3	6.5
Risk-free interest rate	3.7%	4.5%
Expected dividend yield	—	—

The fair value of share-based awards is recognized as expense over the requisite service period, net of estimated forfeitures. Based on the Company’s historical experience of option forfeitures, the Company has assumed an annualized forfeiture rate of 5.25% for all stock options granted to individuals except those grants with monthly vesting as their rate was estimated to be 0%. Under the provision of SFAS No. 123R, the Company will record additional expense at the end of each vesting period if the actual forfeiture rate is lower than estimated, and will record a recovery of prior expense if the actual forfeiture is higher than estimated.

(Continued)

STARCITE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Amounts in thousands, except share and per share data)
The following table summarizes stock option activity during the years ended December 31, 2008 and 2007:

			Weighted
			average
		Weighted	remaining
		average	contractual
	Number of	exercise	term
	shares	price	(years)

Outstanding, January 1, 2007	—	—
Granted	2,936,141	2.18
Exercised	(1,192)	1.79
Forfeited	(151,871)	1.81

Outstanding, December 31, 2007	2,783,078	2.20	6.42

Granted	1,545,000	3.38
Exercised	(7,540)	1.79
Forfeited	(936,685)	2.43

Outstanding, December 31, 2008	3,383,853	2.68	6.87

Options exercisable, December 31, 2008	1,542,143	2.07	4.12

The weighted average grant date fair value of options granted during 2008 and 2007 was $3.14 and $2.75, respectively. The total intrinsic value of options exercised during the years ended December 31, 2008 and 2007 was $7 and $2, respectively.

As of December 31, 2008, there was $3,677 of total unrecognized compensation cost, which includes the impact of expected forfeitures, related to unvested stock options. The cost is expected to be recognized over a weighted average period of 2.9 years.

(Continued)

STARCITE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Amounts in thousands, except share and per share data)
Additional information regarding stock options outstanding at December 31, 2008, is as follows:

				Options outstanding
		Options outstanding		and exercisable
		Weighted
		average	Weighted		Weighted
		remaining	average		average
	Number	contractual	exercise	Number	exercise
Exercise prices	outstanding	life (years)	price	vested	price
$1.79	1,495,539	$4.25	$1.79	1,275,096	$1.79
3.38	1,888,314	8.95	3.38	267,047	3.38

	3,383,853	$6.87	$2.68	1,542,143	$2.07

Nonvested Shares

The Company may grant nonvested share awards to employees, nonemployee directors, and consultants. A nonvested share award is an award of common shares that is subject to certain restrictions during a specified period, such as an employee’s continued employment combined with the Company achieving certain financial goals. The Company holds the common shares during the restriction period, and the grantee cannot transfer the shares before the termination of that period. The grantee is, however, generally entitled to vote the common shares and receive any dividends declared and paid on the Company’s common shares during the restriction period. Stock-based compensation resulting from nonvested awards for the year ended December 31, 2008 and 2007 was $883 and $1,731, respectively, and is included in the accompanying consolidated statement of operations. Total unrecognized compensation cost of nonvested shares granted as of December 31, 2008 was $239, which is expected to be recognized over a weighted average period of 3.1 years.

A summary of the activity of the Company’s nonvested stock as of and for the years ended December 31, 2008 and 2007 is presented below:

		Weighted
		average
	Number of	grant-date
	shares	fair value

Nonvested at January 1, 2007	—	$—
Granted	1,528,289	1.79
Vested	(673,157)	1.79
Forfeited	(11,742)	1.79

Nonvested at December 31, 2007	843,390	1.79
Granted	—	—
Vested	(339,862)	1.79
Forfeited	(369,745)	1.79

Nonvested at December 31, 2008	133,783	$1.79

(Continued)

STARCITE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Amounts in thousands, except share and per share data)
The following table sets forth the total stock-based compensation expense for the years ended December 31, 2008 and 2007:

	Year ended December 31,
	2008	2007

Cost of sales	$304	293
Selling and marketing	342	287
General and administrative	1,869	1,751
Research and development	405	517

	$2,920	2,848

(13)	Subsequent Events
(a)	Debt Refinancing

On February 3, 2009, the Company secured a $4,000 term loan with Horizon Technology Finance (the Horizon Loan) and entered into a two year revolving line-of-credit facility (the Credit Facility) with Silicon Valley Bank (SVB). The Company used the proceeds from the Horizon Loan as well as cash on hand to extinguish its outstanding obligations to Comerica Bank. These obligations consisted of $3,493 related to short-term borrowings under an expired line-of-credit facility (see Note 6), and $885 associated with an equipment line loan (see Note 7).

Horizon Loan

The Horizon Loan is a forty-two month installment loan bearing interest at a rate based on the greater of 12.05% or 12.05% plus increases in the Libor rate above 3.03%. Payments through December 31, 2009 are interest only ($41 per month) with the remaining thirty three payments consisting of principal plus interest of $143 each. In addition, the Company is obligated to make a one-time payment of $400 with the last installment on September 1, 2012. Pursuant to the terms of the loan, the Company issued to Horizon a warrant with a 10 year term to purchase 43,478 shares of StarCite’s Series B preferred stock at an exercise price per share of $4.60 preferred shares. The Company is not subject to any financial covenants under the Horizon Loan. The Horizon Loan contains certain cross-default provisions with the Credit Facility.

Credit Facility

The Credit Facility is a revolving line-of-credit for a term of 24 months that permits borrowing up to $7,500 (including a sub-limit of $2,500 for letters of credit) subject to limitations based on the achievement of certain performance measures (free cash flow and quick ratio, as defined in the Credit Facility) and 80% of eligible accounts receivable. The Credit Facility is secured by a first priority secured interest in all of StarCite’s assets. The Credit Facility subjects the Company to various financial and reporting covenants, including the achievement of certain free cash flow milestones measured on a trailing three month basis (as defined in the Credit Facility). The Credit Facility bears interest at the U.S. prime rate plus 1.5% to 3.0% based on the maintenance of certain balance sheet ratios and includes unused line fees, letter of credit fees and other customary fees.